As filed with the Securities and Exchange Commission on December 4, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
BANK OF AMERICA CORPORATION
(Exact name of registrant
as specified in its charter)
Delaware
(State of incorporation or organization)
56-0906609
(IRS Employer
Identification No.)
BANK OF AMERICA CORPORATION
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina
(Address of principal executive offices)
28255
(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Equivalent Securities, Consisting of Depositary Shares, Representing Interests in Common Equivalent Junior Preferred Stock, and Contingent Warrants to Purchase Common Stock	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 333-158663
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered
     The securities to be registered hereby are the Common Equivalent Securities, Consisting of Depositary Shares, Representing Interests in Common Equivalent Junior Preferred Stock, and Contingent Warrants to Purchase Common Stock (the “Common Equivalent Securities”) of Bank of America Corporation (the “Registrant”). Each Common Equivalent Security consists of one depositary share (the “Depositary Shares”), representing a 1/1,000th interest in a share of Common Equivalent Junior Preferred Stock, Series S (the “Preferred Stock”), and a contingent warrant to purchase 0.0467 of a share of the Registrant’s common stock (the “Common Stock”) for a purchase price of $0.01 per share (the “Warrants”). The descriptions of the Common Equivalent Securities, the Preferred Stock, the Depositary Shares, and the Warrants are contained in (i) the Registrant’s Prospectus, dated April 20, 2009 (the “Prospectus”), included in the Registrant’s registration statement on Form S-3 (File No. 333-158663) under the captions “Description of Units,” “Description of Preferred Stock,” “Description of Depositary Shares,” and “Description of Warrants” and (ii) the Registrant’s Prospectus Supplement, dated December 4, 2009, under the captions “Description of the Common Equivalent Securities and Common Equivalent Stock,” “Description of the Depositary Shares,” and “Description of the Contingent Warrants to Purchase Common Stock,” and those sections are deemed incorporated herein by reference.
Item 2. Exhibits
3.1	Certificate of Designations of the Preferred Stock, dated December 3, 2009

4.1	Form of Deposit Agreement among the Registrant, Computershare Inc., Computershare Trust Company, N.A. and the Holders from time to time of the Depositary Receipts

4.2	Form of Certificate for the Preferred Stock

4.3	Form of Depositary Receipt for the Depositary Shares

4.4	Form of Common Equivalent Security Certificate, incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated December 3, 2009

4.5	Form of Contingent Warrant, incorporated herein by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, dated December 3, 2009

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 4, 2009

BANK OF AMERICA CORPORATION

	By:	/s/ Teresa M. Brenner

Teresa M. Brenner Associate General Counsel